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                                                                    EXHIBIT 4.2

                              FIRST AMENDMENT TO
                 AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


        This First Amendment to Amended and Restated Stockholders Agreement (the "Amendment") is made as of the 20th day of July, 1997, by and among Rouge Steel Company, a Delaware corporation ("Rouge Steel"); Carl L. Valdiserri (the "Management Investor"); Worthington Industries, Inc., a Delaware corporation (together with its successors, "Worthington"); and Rouge Industries, Inc., a Delaware corporation ("Rouge Industries").


                                    RECITALS


     1. Rouge Steel, the Management Investor and Worthington entered into an Amended and Restated Stockholders Agreement dated as of the 14th day of November, 1996 (the "1996 Agreement"). The 1996 Agreement addresses, among other things, the rights and obligations of the Management Investor and Worthington in their capacities as stockholders of Rouge Steel.

     2. Rouge Steel intends to adopt a holding company organizational structure (the "Reorganization"). Upon consummation of the Reorganization, Rouge Steel will be held as a direct, wholly-owed subsidiary of Rouge Industries. The holding company organizational structure will be implemented without stockholder approval pursuant to Section 251(g) of the General Corporation Law of the State of Delaware. In connection with the Reorganization, each issued and outstanding share of Class A Common Stock of Rouge Steel and Class B Common Stock of Rouge Steel shall be converted into and exchanged for a share of Class A Common Stock or Class B Common Stock, as the case may be, of Rouge Industries having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the shares of Rouge Steel being converted.

     3. In response to and in accordance with the Reorganization, the parties desire to amend the 1996 Agreement in order to substitute Rouge Industries as a party for Rouge Steel.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1. Effective Date. This Amendment shall become effective upon the consummation of the Reorganization (the "Effective Date").

Section 2. Amendment. All references in the 1996 Agreement of the "Company" shall be deemed to be references to Rouge Industries. Rouge Industries shall be substituted for Rouge Steel as a party to the 1996 Agreement for all purposes. Rouge Industries agrees to be bound by all of the terms and conditions of the 1996 Agreement, as amended hereby and Rouge Industries assumes any and all liabilities and obligations of Rouge Steel arising out of or in connection with
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the 1996 Agreement.  Worthington and the Management Investor hereby agree to release Rouge Steel from any and all liabilities or obligations arising out of or in connection with the 1996 Agreement.

Section 3. Effect of Amendment. Except as expressly amended hereby, the 1996 Agreement shall remain in full force and effect in accordance with its terms. Effective as of the Effective Date, any reference to the Amended and Restated Stockholders Agreement shall be a reference to the 1996 Agreement, as amended by this Amendment.

Section 4. Miscellaneous. This Amendment shall inure to the benefit of and shall be binding upon the respective successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.


                                 /s/ Carl L. Valdiserri
                                 -----------------------------------------------
                                 Carl L. Valdiserri




                                 WORTHINGTON INDUSTRIES, INC.

                                 By:    /s/ John P. McConnell
                                        ----------------------------------------

                                 Title: CHAIRMAN
                                        ----------------------------------------



                                 ROUGE INDUSTRIES, INC.

                                 By:    /s/ Gary P. Latendresse
                                        ----------------------------------------

                                 Title: VICE PRESIDENT & CFO
                                        ----------------------------------------


                                 ROUGE STEEL COMPANY

                                 By:    /s/ William E. Homberger
                                        ----------------------------------------

                                Title:  V.P. EMPLOYEE RELATIONS & PUBLIC AFFAIRS
                                        ----------------------------------------